Alternative Investment
Strategies

WORLD MONITOR TRUST II--
SERIES F

MONTHLY REPORT/
JANUARY 31, 2003

PRUDENTIAL FINANCIAL (LOGO)

         WORLD MONITOR TRUST II--SERIES F
--------------------------------------------------------------------------------

Dear Interest Holder:

Enclosed is the report for the period from December 28, 2002 to January 31, 2003 for World Monitor Trust II--Series F ('Series F'). The net asset value of an interest as of January 31, 2003 was $127.18, an increase of 6.46% from the December 27, 2002 value of $119.46.

The estimated net asset value per interest as of February 18, 2003 was $130.26. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-2443.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          ---------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the unit value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from December 28, 2002 to
  January 31, 2003
Revenues:
Realized gain on commodity
  transactions......................   $  453,598
Change in unrealized commodity
  positions.........................    1,522,699
Interest income.....................       20,261
                                       ----------
                                        1,996,558
                                       ----------
Expenses:
Incentive fee.......................      311,046
Commissions.........................      137,629
Management fee......................       46,124
Other transaction fees..............        3,656
Other expenses......................       12,094
                                       ----------
                                          510,549
                                       ----------
Net gain............................   $1,486,009
                                       ----------
                                       ----------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from December 28, 2002 to
  January 31, 2003

                                             Per
                                Total      Interest
                             -----------   -------
Net asset value at
  beginning of period
  (189,248.023
  interests)...............  $22,607,359   $119.46
Contributions..............      946,460
Net gain...................    1,486,009
Redemptions................      (91,771)
                             -----------
Net asset value at end of
  period (196,170.713
  interests)...............  $24,948,057    127.18
                             -----------   -------
                             -----------
Change in net asset
  value per interest....................   $  7.72
                                           -------
                                           -------
Percentage change.......................      6.46%
                                           -------
                                           -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series F is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                               /s/ Steven Weinreb
                               ------------------
                               by: Steven Weinreb
                            Chief Financial Officer